Exhibit 21.1

                         THE CHARLES SCHWAB CORPORATION

                         Subsidiaries of the Registrant


The following is a listing of the significant subsidiaries of the Registrant:

Schwab Holdings, Inc., a Delaware corporation

Charles Schwab & Co., Inc., a California corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

Mayer & Schweitzer, Inc., a New Jersey corporation


The following is a listing of certain other subsidiaries of the Registrant:

The Charles Schwab Trust Company, a California corporation

Charles Schwab Europe, an England and Wales corporation